EXHIBIT 4.13

(English Translation)

Equity Transfer Agreement

Transferor: Shanghai Jiamu Investment Management Co., Ltd.

Transferee: Lishui Damushan Tea Co., Ltd.

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Regarding Transfer of Equities of [Hangzhou Jiyi Investment Management Co., Ltd. and Hangzhou Wangbo Investment Management Co., Ltd.

Agreement Number: 2025-5-6

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This Target Equity Transfer Agreement (hereinafter referred to as the “Agreement”) is entered into by the following parties on May 6, 2025 in Lishui, Zhejiang Province:

Transferor (Party A): Shanghai Jiamu Investment Management Co., Ltd.

Unified social credit code: [  ]

Transferee (Party B): Lishui Damushan Tea Co., Ltd.

Unified social credit code: [  ]

Target Companies (Party C):

Party C1: Hangzhou Jiyi Investment Management Co., Ltd.

Party C2: Hangzhou Wangbo Investment Management Co., Ltd.

(The above-mentioned Party A and Party B are collectively referred to as the “Parties” to the Agreement)

Given that:

Hangzhou Jiyi Investment Management Co., Ltd. (hereinafter referred to as "Party C1" or "Target Company 1") was established in Hangzhou on February 2, 2016 with a registered capital of RMB 500,000. Hangzhou Wangbo Investment Management Co., Ltd. (hereinafter referred to as "Party C2" or "Target Company 2") was established in Hangzhou on February 2, 2016 with a registered capital of RMB 500,000. The above Party C1 and Party C2 are collectively referred to as the “Target Companies.” Their equity structure is as follows:

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Party A is the existing shareholder of the Target Companies and holds 【100】% of the equity of Target Company 1 and 【100】% of the equity of Target Company 2.

Party A wishes to transfer its 100% equity interests in the Target Companies to Party B in accordance with the provisions of this Agreement, and Party B wishes to accept the transfers.

The parties have reached the following agreement on the basis of equality and voluntariness through friendly negotiation regarding the transfers of the equities of the Target Companies held by Party A to Party B:

1. Equity transfer and Acceptance

1.1. Party A agrees to transfer to Party B [100]% of the equity interests in the Target Companies held by Party A and all of the shareholder’s rights and obligations corresponding to such equity interests (including all shareholder rights and obligations to the direct and indirect subsidiaries of the Target Companies and their properties) (hereinafter referred to as the "Target Equity Interests") in accordance with the provisions of this Agreement, and Party B agrees to acquire the Target Equity Interests in accordance with the provisions of this Agreement.

1.2. After this equity transfer, the shareholder structure of the target company is as follows:

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II. Purchase Price and Payment

2.1 Both Parties agree that the consideration for transferring the Target Companies shall be RMB 81,600,000 (amount in words: RMB Eighty-One Million Six Hundred Thousand) in aggregate, which has been determined based on Party A's aggregate historical investments in the Target Companies and subsidiaries and shall not be less than the assessed market value of the Target Equity Interests.

2.2 Both Parties agree that the total purchase price for the Target Equity Interests (the “Purchase Price”) shall be RMB 81,600,000 (amount in words: RMB Eighty-One Million Six Hundred Thousand).

2.3 Parties A and B agree that the Purchase Price shall be paid as follows:

2.3.1 Party B shall pay Party A RMB 600,000 by May 15, 2025;

2.3.2 Party B shall pay Party A RMB 40,500,000 by September 30, 2025.

2.3.3 Party B shall pay Party A RMB 40,500,000 by September 30, 2026.

2.3.4 Party B agrees to pay the Purchase Price to a bank account of an affiliated entity designated by Party A, and Party A agrees to accept payments by affiliates of Party B on its behalf.

3. Delivery and Transition Period

3.1. The period from the date of the signing of this Agreement to the date of the closing is hereinafter referred to as the "Transition Period". During the Transition Period, any income and dividends distributed based on the Target Equity Interests shall be owned by Party A, and any losses allocated based on the Target Equity Interests shall be borne by Party A. Without the prior written consent of Party B, Party A shall not dispose of any equity of the Target Companies and their assets (including the direct and indirect subsidiaries of the Target Companies and their assets) without authorization. Party A shall obtain written consent of Party B before exercising any shareholder rights or assuming any shareholder obligations resulting from the Target Equity Interests. If no such prior consent is obtained, Party B has the right to unilaterally terminate this Agreement and hold Party A liable for the breach of contract.

3.2. During the Transition Period, Party A shall ensure that the Target Companies (including direct and indirect subsidiaries) maintain the same operations as they do before the signing of this Agreement. Without the prior written consent of Party B, Party A and the Target Companies (including its direct and indirect subsidiaries) shall not violate the following covenants:

3.2.1 the Target Companies shall not sign any non-routine business contracts, agreements, letters of commitment or other legal documents, and shall not providing loan guarantees (including direct or indirect subsidiaries);

3.2.2 shall not dispose of the assets of the Target Companies (including direct or indirect subsidiaries and their assets);

3.2.3 shall not transfer any intangible assets of the Target Companies (including direct or indirect subsidiaries), such as intellectual property rights, brands, trade names, etc.

3.2.4 shall not provide any form of guarantees for the Target Companies’ shareholders or third parties.

3.3. During the Transition Period, all dividends and profits distributed to Party A based on the Target Equity Interests are owned by Party A.

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3.4. Transfer of the Target Companies: the Parties agree that, after the signing of this Agreement, Party A shall ensure that the existing management team of the Target Companies (including direct and indirect subsidiaries) shall effectively administer the following documents and items as jointly determined by Party A and Party B (the specific content and management methods shall be determined separately by Party A and Party B):

A.	Official company seal, financial chop, legal representative’s chop, and legal person seal of the Target Companies (including direct and indirect subsidiaries);

B.	All financial documents of the Target Companies (including direct and indirect subsidiaries), such as financial vouchers, account books, financial statements, bank account information, etc.;

C.	The Target Companies’ (including direct and indirect subsidiaries’) business license, basic account information, asset ownership certificates, etc.;

D.	Important contracts, documents, drawings and technical information that Party B considers necessary to be transferred;

E.	The Transition Period will last until the day before the Closing Date. The Target Companies shall be jointly managed by Party A and Party B starting from the Closing Date.

3.6 The date on which Party A receives payment of the first installment of the Purchase Price shall be the closing date (the “Closing Date”). Within [1] month after the Closing Date, it shall complete the shareholder change registration and amendment of the Target Companies’ articles of association according to Party B's needs and instructions.

d、Accounts Receivable and Accounts Payable

4.1 Liabilities. Party A has fully disclosed to Party B the liabilities of the Target Companies and direct and indirect subsidiaries existing before the Closing Date and warrants to disclose any changes in liabilities (if any) within one business day.

4.2 The liabilities of the Target Companies existing on the Closing Date will be transferred to Party B together with the equity ownerships of the Target Companies at the time of the Closing, and Party A and its affiliated companies will not bear any responsibilities for payment of such liabilities after the Closing.

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5. Taxes and Fees

5.1 Each of the Parties shall bear their own respective taxes and fees arising from the equity transaction between Party A and Party B as determined in this Contract.

VI. Notice and Service

6.1 The contact addresses and contact information designated by each party are attached as annexes to this contract.

6.2 Any notice, request, instruction or other document related to this contract shall be sent to the address reserved in the attachment. If the contact information reserved by one party changes, it shall notify the other parties within seven working days in advance. If any party fails to reserve contact information for the other parties, or the reserved contact information is incorrect, or fails to notify the other parties in time after the contact information is changed, the sender shall not bear any responsibility for delay or non-delivery.

VII. Party A’s Representations and Warranties

7.1 Each Target Company (including direct and indirect subsidiaries) is a legally registered corporate entity with legal person status, which independently conducts business activities in accordance with the law and independently bears civil liability with its assets.

7.2 Party A is a corporate entity established and existing in accordance with the laws of China and is capable of independently assuming civil liability. The direct and indirect subsidiaries of the Target Companies are corporate entities established and existing in accordance with the laws of the People's Republic of China; their operations do not violate any laws, regulations, rules or orders, judgments or rulings of any competent authority applicable to them.

7.3 Party A’s signing and performance of this Agreement is within the scope of its rights, and it has obtained the relevant approvals and authorizations to sign and perform this Agreement, and it does not violate any restrictions in laws, company charters or contracts that are binding or have an impact on it.

7.4 Party A's transfer of the Target Equity pursuant to this Agreement will not (I) violate its Articles of Association or organizational documents; (II) conflict with any agreement, contract or legal document to which it is a party, or constitute an event of default stipulated in any agreement, contract or legal document to which it is a party; or (III) violate any laws, regulations, rules applicable to it, or any order, judgment or ruling of any competent authority.

7.5 Upon the signing of this Agreement, Party A guarantees that it will not transfer the Target Companies under this Agreement to any other party, or sell, transfer, donate or otherwise dispose of any equity or any interest in the Target Companies held by it to any other party, or assume any obligations and responsibilities in any legal relationship that conflict with the obligations and responsibilities under this Agreement.

7.6 Party A shall work with Party B to complete the relevant registration matters in connection with the transfer of equities in the Target Companies within the time period agreed in this Agreement.

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8. Party B’s Representations and Warranties

8.1 Party B is a corporate entity established and existing in accordance with the laws of China and is capable of independently assuming civil liability.

8.2 Party B’s signing and performance of this Agreement is within its rights and business scope, and it has obtained the relevant approvals and authorizations to sign and perform this Agreement, and it does not violate any laws, company charters or contractual restrictions that are binding or have an impact on it.

8.3 The equity transfer carried out by Party B pursuant to this Agreement will not (I) violate its articles of association or organizational documents; (II) conflict with any agreement, contract or legal document to which it is a party, or constitute an event of breach of contract stipulated in any agreement, contract or legal document to which it is a party; or (III) violate any laws, regulations, rules applicable to it, or any order, judgment or ruling of any competent authority.

9. Confidentiality

9.1 Party A and Party B shall bear confidentiality obligations with respect to this Agreement and matters related to this Agreement. Without the written consent of the other parties, neither party shall disclose any matters related to this Agreement to any third party other than this Agreement.

10. Effectiveness, Modification and Supplement of the Agreement

10.1 This Agreement shall come into effect on the date when both parties sign or seal it.

10.2 The contents of this Agreement may be amended in writing upon mutual agreement between the two parties.

10.3 A written supplementary agreement may be signed for matters not covered in this Agreement.

10.4 The changed content or supplementary agreement shall have the same legal effect as this Agreement. If the changed content or supplementary agreement conflicts with this Agreement, the changed content or supplementary agreement shall prevail.

11. Termination of the Agreement

11.1 If the purpose of this Agreement cannot be achieved, each party has the right to terminate this Agreement unilaterally. The party terminating the Agreement shall notify the other party of its intention or decision to terminate the Agreement within one working day.

12. Liability for Breach of Contract

12.1 If any party violates this Agreement, the breaching party shall take timely remedial measures and compensate the non-breaching party for the corresponding losses thus incurred.

12.2 Party B shall pay the Purchase Price within the time specified in the contract. If payment is delayed, Party B shall bear an annual interest of 10%, which shall be calculated on a daily basis.

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13. Dispute Resolution and Severability

13.1 The parties shall resolve any disputes regarding the validity, performance, breach of contract and termination of this Agreement through friendly negotiation. If the negotiation fails, either party shall file a lawsuit or arbitration with a court or arbitration institution in Shanghai.

13.2 If any provision of this Agreement is invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Agreement, unless the invalidity or unenforceability of such provision seriously impairs the fundamental intent and meaning of the other parts of this Agreement, except any other provisions of which the invalid or unenforceable provision constitutes an integral part or is obviously inseparable from it.

14. Force Majeure

14.1 Force majeure refers to the following events: war, riots, strikes, plague (including the COVID-19 pandemic), fire, flood, earthquake, storm, tide or other natural disasters, as well as all other factors and events that are unforeseeable, unpreventable, and cannot be avoided or overcome by the parties to this contract.

14.2 In the event of force majeure, neither party shall be liable for any losses suffered by the other party due to the inability to perform or delay in performing the obligations under this contract due to force majeure. If the purpose of the contract cannot be achieved (delay in performance for more than 40 days) due to force majeure, either party has the right to unilaterally terminate this agreement, and the losses caused by this shall be borne by each party.

15. Other matters

15.1 The headings of each article under this Agreement are for convenience of writing only and are not used to interpret this Agreement.

15.2 The Appendix to this Agreement is attached and shall be executed together with this Agreement.

15.3 This Agreement is made in [six] original copies, with Party A, Party B and the Target Companies each holding two copies.

There is no text below, for signature Only

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(This page is the signing page of the Equity Transfer Agreement)

This Agreement is signed by and between the following parties as of the date stated on the first page of this Agreement:

Party A (Seal):

Party A's representative (signature or seal):

Party B (Seal):

Party B's representative (signature or seal):

Party C 1 (Seal):

Party C 2 (Seal):

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